Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES FOURTH QUARTER

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 23, 2025 - Covenant Logistics Group, Inc. (NYSE: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the fourth quarter ended December 31, 2024. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Friday, January 24, 2025. All references made to share or per share amounts in this press release have been retroactively adjusted to reflect the effects of our recent 2-for-1 stock split.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report fourth quarter earnings of $0.24 per diluted share and non-GAAP adjusted earnings of $0.49 per diluted share, on 27.9 million weighted average diluted shares outstanding after giving effect to our recent 2-for-1 stock split. These results mark the end of another successful year despite a challenging general freight environment, and I could not be happier with how our team has planned and adjusted throughout the year.

“The fourth quarter once again highlighted the impact of our diversified business model. This quarter, our Dedicated segment's adjusted profitability fell short of our expectations due to greater-than-anticipated temporary customer shutdowns and volume reductions, as well as higher costs related to guaranteed driver pay and a large current period casualty claim expense. However, our asset-light segments, including Managed Freight and Warehousing, outperformed expectations by providing overflow capacity for our asset-based segments, executing on peak opportunities, and focusing on cost control. Additionally, our Expedited segment capitalized on a better peak season and improved network balance to deliver solid results on a smaller fleet.

“Our 49% equity method investment with Transport Enterprise Leasing (TEL) contributed pre-tax net income of $3.0 million, or $0.08 per share, compared to $4.7 million, or $0.13 per share, in the same quarter of 2023. The decrease in pre-tax net income for TEL was primarily due to softening of the equipment market, which suppressed gains on the sale of used equipment, and increased interest expense associated with higher interest rates on equipment-related debt.”

A summary of our fourth quarter financial performance:
	Three Months Ended December 31,		Year Ended December 31,
($000s, except per share information)	2024	2023	2024	2023
Total Revenue	$277,331	$273,985	$1,131,476	$1,103,573
Freight Revenue, Excludes Fuel Surcharge	$251,145	$240,006	$1,013,941	$970,509
Operating Income	$8,613	$14,267	$44,760	$58,823
Adjusted Operating Income (1)	$17,943	$17,132	$70,740	$63,846
Operating Ratio	96.9%	94.8%	96.0%	94.7%
Adjusted Operating Ratio (1)	92.9%	92.9%	93.0%	93.4%
Net Income	$6,720	$12,795	$35,921	$55,229
Adjusted Net Income (1)	$13,687	$14,791	$54,977	$57,508
Earnings per Diluted Share	$0.24	$0.47	$1.30	$2.00
Adjusted Earnings per Diluted Share (1)	$0.49	$0.55	$1.98	$2.08

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended December 31,		Year Ended December 31,
($000s, except statistical information)	2024	2023	2024	2023
Combined Truckload
Total Revenue	$190,418	$184,039	$780,875	$744,107
Freight Revenue, excludes Fuel Surcharge	$164,479	$150,367	$664,484	$612,244
Operating Income	$2,379	$10,593	$24,580	$46,573
Adj. Operating Income (1)	$10,530	$12,935	$47,811	$49,945
Operating Ratio	98.8%	94.2%	96.9%	93.7%
Adj. Operating Ratio (1)	93.6%	91.4%	92.8%	91.8%
Average Freight Revenue per Tractor per Week	$5,444	$5,344	$5,613	$5,549
Average Freight Revenue per Total Mile	$2.48	$2.31	$2.41	$2.34
Average Miles per Tractor per Period	28,795	30,410	121,935	123,896
Weighted Average Tractors for Period	2,299	2,141	2,264	2,116

Expedited
Total Revenue	$98,666	$105,432	$416,461	$423,820
Freight Revenue, excludes Fuel Surcharge	$83,816	$84,463	$346,697	$343,779
Operating Income	$6,143	$6,247	$22,162	$28,861
Adj. Operating Income (1)	$6,676	$7,272	$24,295	$31,156
Operating Ratio	93.8%	94.1%	94.7%	93.2%
Adj. Operating Ratio (1)	92.0%	91.4%	93.0%	90.9%
Average Freight Revenue per Tractor per Week	$7,291	$7,024	$7,416	$7,501
Average Freight Revenue per Total Mile	$2.13	$2.09	$2.09	$2.13
Average Miles per Tractor per Period	45,036	44,081	185,340	183,717
Weighted Average Tractors for Period	875	915	894	879

Dedicated
Total Revenue	$91,752	$78,607	$364,414	$320,287
Freight Revenue, excludes Fuel Surcharge	$80,663	$65,904	$317,787	$268,465
Operating Income (Loss)	$(3,764)	$4,346	$2,418	$17,712
Adj. Operating Income (1)	$3,854	$5,663	$23,516	$18,789
Operating Ratio	104.1%	94.5%	99.3%	94.5%
Adj. Operating Ratio (1)	95.2%	91.4%	92.6%	93.0%
Average Freight Revenue per Tractor per Week	$4,310	$4,090	$4,436	$4,162
Average Freight Revenue per Total Mile	$3.01	$2.66	$2.88	$2.67
Average Miles per Tractor per Period	18,818	20,207	80,556	81,387
Weighted Average Tractors for Period	1,424	1,226	1,370	1,237

(1)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 3.5%, to $190.4 million, compared to 2023. The increase in total revenue consisted of $14.1 million more freight revenue, partially offset by $7.7 million less fuel surcharge revenue. The increase in freight revenue primarily related to operating 158 or 7.4% more average tractors combined with an increase in freight revenue per total mile, partially offset by a reduction in utilization compared to the prior year.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment decreased $0.7 million, or 0.8%. Average total tractors decreased by 40 units to 875, compared to 915 in the prior year quarter. Average freight revenue per tractor per week increased 3.8% as a result of a 1.6% increase in freight revenue per total mile and a 2.2% increase in utilization.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment increased $14.8 million, or 22.4%. Average total tractors increased by 198 units or 13.2% to 1,424, compared to 1,226 in the prior year quarter. Average freight revenue per tractor per week increased 5.4% as a result of a 13.2% increase in freight revenue per total mile partially offset by a 6.9% decrease in utilization.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Operating expenses in our combined truckload segments were a significant headwind for us in the quarter. Compared to the prior year, our truckload operating cost increased 18 cents, or 6.6%, on a per total mile basis. The drivers of the increase primarily include salaries and wages associated with driver pay, increased operations and maintenance costs to operate our equipment, increased insurance expense associated with current period auto liability claims, increased depreciation expense associated with higher prices of newer equipment, and the recognition of a $6.3 million expense associated with an earnout payment related to our 2023 acquisition of Lew Thompson & Son (which we have chosen to exclude from our non-GAAP adjusted results).

“Salaries, wages and related expenses increased year-over-year by 13 cents, or approximately 10%, on a per total mile basis. The increase was driven primarily from the year-over-year impact of significant growth in our dedicated protein supply chain business.  As we grow our dedicated fleet in niche services, it requires hiring and retaining skilled drivers to operate specialized equipment on loads that typically have a shorter length of haul, resulting in higher costs on a per total mile basis.

“Operations and maintenance expenses increased 2 cents per total mile, or approximately 13%, compared to the prior year.  The primary factors driving the growth relate to a combination of an increase in parts and service to repair equipment that experienced an unusually large amount of damage in the quarter.

“Insurance and claims expense increased by 2 cents, or approximately 11%, on a per total mile basis, compared to the prior year quarter as a result of a large current period claims incurred. Given our self-insurance limits, the amount of expense recognized from period to period can fluctuate.

“Fixed expenses related to revenue producing equipment, including leased and rented equipment, depreciation, and gain on sale increased slightly by 1 cent on a per total mile basis, compared to the prior year quarter. In the fourth quarter of 2024, we recognized a slight gain on sale of equipment of $0.1 million, compared to a gain of $0.2 million in the prior year quarter.”

Managed Freight Segment
	Three Months Ended December 31,		Year Ended December 31,
($000s)	2024	2023	2024	2023
Freight Revenue	$62,271	$65,035	$248,939	$258,903
Operating Income	$4,232	$2,484	$12,282	$9,388
Adj. Operating Income (1)	$5,152	$2,748	$13,995	$9,924
Operating Ratio	93.2%	96.2%	95.1%	96.4%
Adj. Operating Ratio (1)	91.7%	95.8%	94.4%	96.2%

(1)	Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue decreased 4.3%, from the prior year quarter. However, operating income and adjusted operating income improved approximately 87% compared to the fourth quarter of 2023. This year over year improvement in margin is attributable to the team’s effort to identify and execute on profitable freight, assist the Expedited fleet with network imbalances experienced early in the quarter, and a better than anticipated benefit from peak related freight.”

Warehousing Segment
	Three Months Ended December 31,		Year Ended December 31,
($000s)	2024	2023	2024	2023
Freight Revenue	$24,395	$24,604	$100,518	$99,362
Operating Income	$2,002	$1,190	$7,898	$2,862
Adj. Operating Income (1)	$2,261	$1,449	$8,934	$3,977
Operating Ratio	91.9%	95.2%	92.2%	97.2%
Adj. Operating Ratio (1)	90.7%	94.1%	91.1%	96.0%

(1)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue decreased 0.8% versus the prior year quarter. Operating income and adjusted operating income for the Warehousing segment increased $0.8 million compared to the fourth quarter of 2023, as a result of improvements to direct labor costs and the year over year impact of customer rate increases that have taken effect.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At December 31, 2024, our total net indebtedness decreased by $28.7 million to approximately $219.6 million as compared to December 31, 2023. In addition, our net indebtedness to total capitalization decreased to 33.4% at December 31, 2024 from 38.1% at December 31, 2023.

“Our capital allocation for the year included a $10 million earnout payment related to the achievement of certain milestones of AAT, approximately $103 million toward planned net capital expenditures in tractors and trailers allowing us to optimize the average age of our fleet and grow our dedicated business and approximately $6 million in dividend payments.

“At December 31, 2024, we had cash and cash equivalents totaling $35.6 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $19.8 million, and available borrowing capacity of $90.2 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of December 31, 2024, no testing was required, and we do not expect testing to be required in the foreseeable future.

“At the end of the quarter, we had $0.1 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors slightly increased to 20 months compared to 19 months a year ago.

“Our baseline expectation for net capital equipment expenditures in 2025 is $70 million to $80 million and reflects our priorities of growing our dedicated footprint, maintaining the average age of our fleet in a manner that allows us to optimize operational uptime and related operating costs, and offering a fleet of equipment that our professional drivers are proud to operate. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.”

Outlook

Mr. Parker concluded, “For the quarter, the general freight market appears to be incrementally improving as capacity and demand are better balanced than they have been for approximately two years, and customers are acknowledging this during rate and volume allocation discussions. However, in our dedicated markets, customers continue to experience greater than expected temporary customer shutdowns and volume pressure. Additionally, bad weather has hampered operations and increased our costs during January, limiting any benefit of general market uplift. Beyond the first quarter, we are focusing on positioning the Company to execute quickly and gain operating leverage as conditions improve, continuing to capture new dedicated contracts to expand the fleet organically, and evaluating multiple acquisition and investment opportunities.  Our goal remains to grow profitably and generate meaningful returns for our stockholders while providing world-class career opportunities for our team members.”

Conference Call Information

The Company will host a live conference call tomorrow, January 24, 2025, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the New York Stock Exchange under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future availability and covenant testing under our ABL credit facility, equipment age, net capital expenditures and related priorities, benefits, and returns, capital allocation alternatives, the expected impact of our self-insurance limits, expectations for the general freight market, our ability to grow our dedicated fleet, progress toward our strategic goals and the expected impact of achieving such goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflicts in Ukraine and the Middle East, expansion of such conflicts to other areas or countries or similar conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches internally or with third-parties, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and climate change and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and The effects of a widespread outbreak of an illness or disease, or any other public health crisis, as well as regulatory measures implemented in response to such events, could negatively impact the health and safety of our workforce and/or adversely impact our business and results of operations. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended December 31,			Year Ended December 31,
($s in 000s, except per share data)	2024	2023	% Change	2024	2023	% Change
Revenues
Freight revenue	$251,145	$240,006	4.6%	$1,013,941	$970,509	4.5%
Fuel surcharge revenue	26,186	33,979	(22.9%)	117,535	133,064	(11.7%)
Total revenue	$277,331	$273,985	1.2%	$1,131,476	$1,103,573	2.5%

Operating expenses:
Salaries, wages, and related expenses	105,796	97,738		423,319	400,491
Fuel expense	27,391	32,599		115,981	133,291
Operations and maintenance	14,858	13,425		61,696	63,753
Revenue equipment rentals and purchased transportation	60,362	68,848		254,302	271,893
Operating taxes and licenses	3,083	3,248		11,954	13,409
Insurance and claims	15,066	13,289		59,845	50,099
Communications and utilities	1,402	1,259		5,407	5,012
General supplies and expenses	18,809	11,275		66,053	49,444
Depreciation and amortization	22,069	18,242		86,529	69,943
(Gain) loss on disposition of property and equipment, net	(118)	(205)		1,630	(12,585)
Total operating expenses	268,718	259,718		1,086,716	1,044,750
Operating income	8,613	14,267		44,760	58,823
Interest expense, net	3,235	2,437		13,576	7,967
Income from equity method investment	(2,950)	(4,725)		(14,713)	(21,384)
Income from continuing operations before income taxes	8,328	16,555		45,897	72,240
Income tax expense	1,758	3,910		10,576	17,611
Income from continuing operations	6,570	12,645		35,321	54,629
Income from discontinued operations, net of tax	150	150		600	600
Net income	$6,720	$12,795		$35,921	$55,229

Basic earnings per share (1)
Income from continuing operations	$0.25	$0.49		$1.35	$2.09
Income from discontinued operations	$0.01	$0.01		$0.02	$0.02
Net income per basic share	$0.26	$0.49		$1.37	$2.12
Diluted earnings per share (1)
Income from continuing operations	$0.24	$0.46		$1.28	$1.97
Income from discontinued operations	$0.01	$0.01		$0.02	$0.02
Net income per diluted share	$0.24	$0.47		$1.30	$2.00
Basic weighted average shares outstanding (000s)	26,402	25,898		26,307	26,096
Diluted weighted average shares outstanding (000s)	27,900	27,420		27,714	27,668

(1)	Total may not sum due to rounding.

	Segment Freight Revenues
	Three Months Ended December 31,			Year Ended December 31,
($s in 000's)	2024	2023	% Change	2024	2023	% Change
Expedited - Truckload	$83,816	$84,463	(0.8%)	$346,697	$343,779	0.8%
Dedicated - Truckload	80,663	65,904	22.4%	317,787	268,465	18.4%
Combined Truckload	164,479	150,367	9.4%	664,484	612,244	8.5%
Managed Freight	62,271	65,035	(4.3%)	248,939	258,903	(3.8%)
Warehousing	24,395	24,604	(0.8%)	100,518	99,362	1.2%
Consolidated Freight Revenue	$251,145	$240,006	4.6%	$1,013,941	$970,509	4.5%

	Truckload Operating Statistics
	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Average freight revenue per loaded mile	$2.91	$2.64	10.2%	$2.77	$2.66	4.1%
Average freight revenue per total mile	$2.48	$2.31	7.4%	$2.41	$2.34	3.0%
Average freight revenue per tractor per week	$5,444	$5,344	1.9%	$5,613	$5,549	1.2%
Average miles per tractor per period	28,795	30,410	(5.3%)	121,935	123,896	(1.6%)
Weighted avg. tractors for period	2,299	2,141	7.4%	2,264	2,116	7.0%
Tractors at end of period	2,307	2,139	7.9%	2,307	2,139	7.9%
Trailers at end of period	6,445	5,880	9.6%	6,445	5,880	9.6%

	Selected Balance Sheet Data
($s in '000's, except per share data)	12/31/2024	12/31/2023
Total assets	$997,768	$954,438
Total stockholders' equity	$438,340	$403,420
Total indebtedness, comprised of total debt and finance leases, net of cash	$219,620	$248,329
Net Indebtedness to Capitalization Ratio	33.4%	38.1%
Leverage Ratio(1)	1.65	2.14
Tangible book value per end-of-quarter basic share	$10.17	$8.72

(1)
Leverage Ratio is calculated as average total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)

(Dollars in thousands)	Three Months Ended December 31,			Year Ended December 31,
GAAP Presentation	2024	2023	bps Change	2024	2023	bps Change
Total revenue	$277,331	$273,985		$1,131,476	$1,103,573
Total operating expenses	268,718	259,718		1,086,716	1,044,750
Operating income	$8,613	$14,267		$44,760	$58,823
Operating ratio	96.9%	94.8%	210	96.0%	94.7%	130

Non-GAAP Presentation	2024	2023	bps Change	2024	2023	bps Change
Total revenue	$277,331	$273,985		$1,131,476	$1,103,573
Fuel surcharge revenue	(26,186)	(33,979)		(117,535)	(133,064)
Freight revenue (total revenue, excluding fuel surcharge)	251,145	240,006		1,013,941	970,509

Total operating expenses	268,718	259,718		1,086,716	1,044,750
Adjusted for:
Fuel surcharge revenue	(26,186)	(33,979)		(117,535)	(133,064)
Amortization of intangibles (2)	(2,372)	(2,373)		(9,488)	(7,515)
Gain on disposal of terminals, net	-	-		-	7,627
Contingent consideration liability adjustment	(6,958)	(492)		(16,492)	(2,977)
Transaction and executive retirement	-	-		-	(2,158)
Adjusted operating expenses	233,202	222,874		943,201	906,663
Adjusted operating income	17,943	17,132		70,740	63,846
Adjusted operating ratio	92.9%	92.9%	-	93.0%	93.4%	(40)

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS(1)

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP Presentation - Net income	$6,720	$12,795	$35,921	$55,229
Adjusted for:
Amortization of intangibles (2)	2,372	2,373	9,488	7,515
Discontinued operations reversal of loss contingency (3)	(200)	(200)	(800)	(800)
Gain on disposal of terminals, net	-	-	-	(7,627)
Contingent consideration liability adjustment	6,958	492	16,492	2,977
Transaction and executive retirement	-	-	-	2,158
Total adjustments before taxes	9,130	2,665	25,180	4,223
Provision for income tax expense at effective rate	(2,163)	(669)	(6,124)	(944)
Tax effected adjustments	$6,967	$1,996	$19,056	$3,279
Tennessee works tax act	-	-	-	(1,000)
Non-GAAP Presentation - Adjusted net income	$13,687	$14,791	$54,977	$57,508

GAAP Presentation - Diluted earnings per share ("EPS") (4)	$0.24	$0.47	$1.30	$2.00
Adjusted for:
Amortization of intangibles (2)	0.09	0.09	0.34	0.27
Discontinued operations reversal of loss contingency(3)	(0.01)	(0.01)	(0.03)	(0.03)
Gain on sale of terminal, net	-	-	-	(0.28)
Contingent consideration liability adjustment	0.25	0.02	0.59	0.11
Transaction and executive retirement	-	-	-	0.08
Total adjustments before taxes	0.33	0.10	0.90	0.15
Provision for income tax expense at effective rate	(0.08)	(0.02)	(0.22)	(0.03)
Tax effected adjustments	$0.25	$0.08	$0.68	$0.12
Tennessee works tax act	-	-	-	(0.04)
Non-GAAP Presentation - Adjusted EPS	$0.49	$0.55	$1.98	$2.08

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

(4)	Total may not sum due to rounding.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended December 31,
GAAP Presentation	2024					2023
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$98,666	$91,752	$190,418	$62,271	$24,642	$105,432	$78,607	$184,039	$65,035	$24,911
Total operating expenses	92,523	95,516	188,039	58,039	22,640	99,185	74,261	173,446	62,551	23,721
Operating income	$6,143	($3,764)	$2,379	$4,232	$2,002	$6,247	$4,346	$10,593	$2,484	$1,190
Operating ratio	93.8%	104.1%	98.8%	93.2%	91.9%	94.1%	94.5%	94.2%	96.2%	95.2%

Non-GAAP Presentation
Total revenue	$98,666	$91,752	$190,418	$62,271	$24,642	$105,432	$78,607	$184,039	$65,035	$24,911
Fuel surcharge revenue	(14,850)	(11,089)	(25,939)	-	(247)	(20,969)	(12,703)	(33,672)	-	(307)
Freight revenue (total revenue, excluding fuel surcharge)	83,816	80,663	164,479	62,271	24,395	84,463	65,904	150,367	65,035	24,604

Total operating expenses	92,523	95,516	188,039	58,039	22,640	99,185	74,261	173,446	62,551	23,721
Adjusted for:
Fuel surcharge revenue	(14,850)	(11,089)	(25,939)	-	(247)	(20,969)	(12,703)	(33,672)	-	(307)
Amortization of intangibles (2)	(533)	(1,316)	(1,849)	(264)	(259)	(533)	(1,317)	(1,850)	(264)	(259)
Contingent consideration liability adjustment	-	(6,302)	(6,302)	(656)	-	(492)	-	(492)	-	-
Adjusted operating expenses	77,140	76,809	153,949	57,119	22,134	77,191	60,241	137,432	62,287	23,155
Adjusted operating income	6,676	3,854	10,530	5,152	2,261	7,272	5,663	12,935	2,748	1,449
Adjusted operating ratio	92.0%	95.2%	93.6%	91.7%	90.7%	91.4%	91.4%	91.4%	95.8%	94.1%

	Year Ended December 31,
GAAP Presentation	2024					2023
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$416,461	$364,414	$780,875	$248,939	$101,662	$423,820	$320,287	$744,107	$258,903	$100,563
Total operating expenses	394,299	361,996	756,295	236,657	93,764	394,959	302,575	697,534	249,515	97,701
Operating income	$22,162	$2,418	$24,580	$12,282	$7,898	$28,861	$17,712	$46,573	$9,388	$2,862
Operating ratio	94.7%	99.3%	96.9%	95.1%	92.2%	93.2%	94.5%	93.7%	96.4%	97.2%

Non-GAAP Presentation
Total revenue	$416,461	$364,414	$780,875	$248,939	$101,662	$423,820	$320,287	$744,107	$258,903	$100,563
Fuel surcharge revenue	(69,764)	(46,627)	(116,391)	-	(1,144)	(80,041)	(51,822)	(131,863)	-	(1,201)
Freight revenue (total revenue, excluding fuel surcharge)	346,697	317,787	664,484	248,939	100,518	343,779	268,465	612,244	258,903	99,362

Total operating expenses	394,299	361,996	756,295	236,657	93,764	394,959	302,575	697,534	249,515	97,701
Adjusted for:
Fuel surcharge revenue	(69,764)	(46,627)	(116,391)	-	(1,144)	(80,041)	(51,822)	(131,863)	-	(1,201)
Amortization of intangibles (2)	(2,133)	(5,262)	(7,395)	(1,057)	(1,036)	(2,133)	(3,900)	(6,033)	(446)	(1,036)
Gain on disposal of terminals, net	-	-	-	-	-	3,928	3,699	7,627	-	-
Contingent consideration liability adjustment	-	(15,836)	(15,836)	(656)	-	(2,977)	-	(2,977)	-	-
Transaction and executive retirement	-	-	-	-	-	(1,113)	(876)	(1,989)	(90)	(79)
Adjusted operating expenses	322,402	294,271	616,673	234,944	91,584	312,623	249,676	562,299	248,979	95,385
Adjusted operating income	24,295	23,516	47,811	13,995	8,934	31,156	18,789	49,945	9,924	3,977
Adjusted operating ratio	93.0%	92.6%	92.8%	94.4%	91.1%	90.9%	93.0%	91.8%	96.2%	96.0%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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